Exhibit 99.1

Evine Live Inc. Reports Second Quarter 2016 Results

Balanced Merchandising Mix Drives 40% EPS Improvement

MINNEAPOLIS, MN – August 24, 2016 – Evine Live Inc. (NASDAQ: EVLV) today announced results for the second quarter ended July 30, 2016. The company posted quarterly net sales of $157 million. The company also posted a net loss of $2 million, a 35% improvement year-over-year, and an Adjusted EBITDA of $3.8 million, a 52% improvement year-over-year. Gross profit as a percentage of sales increased 160 basis points to 38.1% compared to 36.5% in the second quarter of last year.

“I’m pleased with our team’s delivery of improved profitability this quarter as we executed on our strategy announced in February. By improving the merchandising balance, accelerating the development of engaging brands our customers love and prioritizing contribution margin discipline, we were able to expand our gross margin by 160 basis points, improve our cash position by 148% and lower our net loss to $2.0 million — which is a 35% improvement compared to the second quarter last year,” said newly appointed CEO Bob Rosenblatt.

Fiscal Year 2016 Second Quarter Highlights

•	Net sales were $157 million, a 2% decrease year-over-year.
•	Gross profit as a percentage of sales increased 160 basis points to 38.1%.
•	Net loss was $2.0 million, a 35% improvement year-over-year.
•	Adjusted EBITDA was $3.8 million, a 52% increase year-over-year.
•	EPS was ($0.03), an improvement of $0.02 year-over-year.
•	Total Cash, including restricted cash, increased by 148% year-over-year to $40.1 million.

Rosenblatt continued, “We continued to drive significant growth in our merchandising partnerships by adding new brands and expanding existing ones. From our newer brands like Vanessa Williams, Paula Deen, Todd English and Beekman 1802, to our more tenured brands like Invicta, One World and Gems En Vogue, we’re excited about engaging our customers wherever they are — on social, mobile, television and now “over the top” platforms like Apple TV, Amazon Fire Stick, Roku and Samsung smart TVs. Additionally, as Evine Live’s new CEO, it’s great to be a permanent part of our newly energized management team and to build something more special for our customers — both existing and new — our employees, and our shareholders. We are building a culture based on trust, mutual support, accountability and a clear definition of success.”

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SUMMARY RESULTS AND KEY OPERATING METRICS

($ Millions, except average price points and EPS)

	Q2 2016 07/30/2016	Q2 2015 08/01/2015	Change		YTD 2016 07/30/2016	YTD 2015 08/01/2015	Change

Net Sales	$157.1	$161.1	(2)%		$324.1	$319.5	1%

Gross Margin %	38.1%	36.5%	160	bps	37.4%	36.4%	100	bps

Adjusted EBITDA	$3.8	$2.5	52%		$7.3	$4.1	77%

Net Loss	$(2.0)	$(3.0)	35%		$(6.9)	$(7.8)	11%

EPS	$(0.03)	$(0.05)	40%		$(0.12)	$(0.14)	14%

Homes (Average 000s)	87,417	88,334	(1)%		87,589	88,307	(1)%
Net Shipped Units (000s)	2,461	2,434	1%		4,878	4,664	5%
Average Selling Price (ASP)	$57	$60	(5)%		$59	$62	(5)%
Return Rate %	19.8%	21.4%	(160	bps)	19.4%	20.9%	(150	bps)
Online Net Sales %	47.9%	45.9%	200	bps	48.4%	45.6%	280	bps
Total Customers - 12 Month Rolling (000s)	1,447	1,439	1%		N/A	N/A	N/A

% of Net Sales by Category
Jewelry & Watches	41%	42%			42%	44%
Home & Consumer Electronics	21%	22%			22%	24%
Beauty	16%	15%			16%	14%
Fashion & Accessories	22%	21%			20%	18%
Total	100%	100%			100%	100%

Second Quarter 2016 Results

•	Beauty grew 2% vs. the prior year, followed closely by Fashion at 1%. Jewelry & Watches declined by 7% and Home & Consumer Electronics declined by 9%, both on less airtime.
•	Return rate for the quarter was 19.8%; an improvement of 160 basis points year-over-year.
•	Gross profit dollars increased 1.7% to $59.8 million. Gross profit as a percentage of sales increased 160 basis points to 38.1%.
•	Net loss was $2.0 million, a 35% improvement year-over-year.
•	Adjusted EBITDA increased to $3.8 million primarily due to improved merchandising margins and increased discipline in operating expenses and shipping & handling margin.
•	Operating expense decreased $1.0 million year-over-year to $60.0 million, a 2% decrease, driven primarily by stronger discipline with corporate expenses and a reduction in distribution facility consolidation and technology upgrade costs.
•	EPS for the fiscal 2016 second quarter improved to ($0.03), which includes $0.2 million in executive and management transition costs and $0.3 million in distribution facility consolidation and technology upgrade costs. EPS for the fiscal 2015 second quarter was ($0.05), which included $0.2 million in executive and management transition costs, $0.4 million in costs associated with the implementation of the Shareholder Rights Plan, and $1.0 million in distribution facility consolidation and technology upgrade costs.

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Liquidity and Capital Resources

As of July 30, 2016, total cash, including restricted cash, was $40.1 million, compared to $33.2 million at the end of the first quarter of fiscal 2016. The Company also had an additional $11.1 million of unused availability on its revolving credit facility with PNC Bank at the end of the second quarter 2016.

Rosenblatt Named Permanent CEO

Bob Rosenblatt was named CEO of Evine Live Inc. effective August 18, 2016. Mr. Rosenblatt has more than 25 years of leadership experience at a number of leading retail organizations, including Group President and Chief Operating Officer of Tommy Hilfiger, Chief Operating Officer and President of HSN (formerly the Home Shopping Network) and Chief Financial Officer at Bloomingdale’s.

2016 Outlook

Executing on our 2016 priority of improving profitability, the Company expects revenue growth in the back half of the year to be similar to the low single digit revenue growth achieved in the first half of the year. We expect third quarter Adjusted EBITDA to be similar to the first and second quarter 2016 Adjusted EBITDA results, driven primarily by improved margins and a more balanced merchandising mix. In addition, the Company expects increased Adjusted EBITDA in the fourth quarter on both a year over year and previous quarter basis.

Conference Call

A conference call and webcast to discuss the Company's second quarter earnings will be held at 8:30 a.m. Eastern Time on Wednesday, August 24, 2016:

WEBCAST LINK:	http://event.on24.com/wcc/r/1205744/B9C7AA68CA790BE786DB7D47B3312400

TELEPHONE:	1-877-407-9039 (domestic) or 201-689-8470 (international)

PASSCODE:	13641966

Please visit www.evine.com/ir for more investor information and to review an updated investor deck.

About Evine Live Inc.

Evine Live Inc. (NASDAQ:EVLV) operates Evine, a digital commerce company that offers a compelling mix of proprietary and name brands directly to consumers in an engaging and informative shopping experience via television, online and on mobile. Evine reaches approximately 87 million cable and satellite television homes 24 hours a day with entertaining content in a comprehensive digital shopping experience.

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Please visit www.evine.com/ir for more investor information.

Contacts

Media:
Carl Schroeder
Evine Live Inc.
press@evine.com
(952) 943-6574

Investors:
Jason Iannazzo
Evine Live Inc.
jiannazzo@evine.com
(952) 943-6126

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EVINE Live Inc.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

	July 30,	January 30,
	2016	2016
	(Unaudited)

ASSETS
Current assets:
Cash	$39,644	$11,897
Restricted cash and investments	450	450
Accounts receivable, net	93,246	114,949
Inventories	58,789	65,840
Prepaid expenses and other	6,047	5,913
Total current assets	198,176	199,049
Property and equipment, net	50,506	52,629
FCC broadcasting license	12,000	12,000
Other assets	1,661	1,819
	$262,343	$265,497

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$64,423	$77,779
Accrued liabilities	37,142	35,342
Current portion of long term credit facilities	2,993	2,143
Deferred revenue	85	85
Total current liabilities	104,643	115,349

Deferred revenue	121	164
Deferred tax liability	3,129	2,734
Long term credit facilities	83,766	70,271
Total liabilities	191,659	188,518

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.01 par value, 400,000 shares authorized; zero shares issued and outstanding	-	-
Common stock, $.01 par value, 100,000,000 shares authorized; 57,335,381 and 57,170,245 shares issued and outstanding	573	571

Additional paid-in capital	424,202	423,574

Accumulated deficit	(354,091)	(347,166)
Total shareholders' equity	70,684	76,979
	$262,343	$265,497

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EVINE Live Inc.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share data)

	For the Three-Month Periods Ended		For the Six Month Periods Ended
	July 30,	August 1,	July 30,	August 1,
	2016	2015	2016	2015
Net sales	$157,139	$161,061	$324,059	$319,512
Cost of sales	97,311	102,205	202,783	203,351
Gross profit	59,828	58,856	121,276	116,161
Margin %	38.1%	36.5%	37.4%	36.4%
Operating expense:
Distribution and selling	51,605	51,357	105,030	102,156
General and administrative	5,878	6,391	11,647	12,103
Depreciation and amortization	1,977	2,107	4,084	4,238
Executive and management transition costs	242	205	3,843	2,795
Distribution facility consolidation and technology upgrade costs	300	972	380	972
Total operating expense	60,002	61,032	124,984	122,264
Operating loss	(174)	(2,176)	(3,708)	(6,103)

Other expense:
Interest income	2	2	4	4
Interest expense	(1,606)	(669)	(2,811)	(1,267)
Total other expense	(1,604)	(667)	(2,807)	(1,263)

Loss before income taxes	(1,778)	(2,843)	(6,515)	(7,366)

Income tax provision	(205)	(205)	(410)	(410)

Net loss	$(1,983)	$(3,048)	$(6,925)	$(7,776)

Net loss per common share	$(0.03)	$(0.05)	$(0.12)	$(0.14)

Net loss per common share —assuming dilution	$(0.03)	$(0.05)	$(0.12)	$(0.14)

Weighted average number of common shares outstanding:
Basic	57,258,672	57,092,654	57,219,914	56,866,711
Diluted	57,258,672	57,092,654	57,219,914	56,866,711

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EVINE Live Inc.

AND SUBSIDIARIES

Reconciliation of Adjusted EBITDA to Net Loss:

(Unaudited)

	For the Three-Month Periods Ended		For the Six-Month Periods Ended
	July 30,	August 1,	July 30,	August 1,
	2016	2015	2016	2015

Adjusted EBITDA (000's)	$3,836	$2,532	$7,261	$4,111
Less:
Executive and management transition costs	(242)	(205)	(3,843)	(2,795)
Distribution facility consolidation and technology upgrade costs	(300)	(972)	(380)	(972)
Shareholder Rights Plan costs	-	(364)	-	(364)
Non-cash share-based compensation	(398)	(768)	(635)	(1,376)
EBITDA (as defined)	2,896	223	2,403	(1,396)

A reconciliation of EBITDA to net loss is as follows:

EBITDA (as defined)	2,896	223	2,403	(1,396)
Adjustments:
Depreciation and amortization	(3,070)	(2,399)	(6,111)	(4,707)
Interest income	2	2	4	4
Interest expense	(1,606)	(669)	(2,811)	(1,267)
Income taxes	(205)	(205)	(410)	(410)
Net loss	$(1,983)	$(3,048)	$(6,925)	$(7,776)

Adjusted EBITDA

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); activist shareholder response costs; executive and management transition costs; distribution facility consolidation and technology upgrade costs; Shareholder Rights Plan costs and non-cash share-based compensation expense. The Company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our television and online businesses and in order to maintain comparability to our analyst's coverage and financial guidance, when given. Management believes that the term Adjusted EBITDA allows investors to make a more meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The Company has included a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, in this release.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope, should, plan, will or similar expressions. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships and develop key partnerships and proprietary and exclusive brands; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our credit facilities covenants; our ability to successfully transition our brand name and corporate name; customer acceptance of our new branding strategy and our repositioning as a digital commerce company; the market demand for television station sales; changes to our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; our ability to obtain and retain key executives and employees; our ability to attract new customers and retain existing customers; changes in shipping costs; our ability to offer new or innovative products and customer acceptance of the same; changes in customers viewing habits of television programming; and the risks identified under “Risk Factors” in our recently filed Form 10-K and any additional risk factors identified in our periodic reports since the date of such Form 10-K. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. We are under no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

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